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                     May 17, 2023

       Tarek Robbiati
       Chief Financial Officer
       Hewlett Packard Enterprise Company
       1701 East Mossy Oaks Rd.
       Spring, TX 77389

                                                        Re: Hewlett Packard
Enterprise Company
                                                            Form 10-K for
Fiscal Year Ended October 31, 2022
                                                            Filed December 8,
2022
                                                            File No. 001-37483

       Dear Tarek Robbiati:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Trade & Services